EXHIBIT 99.1

For Immediate Release

July 1, 2026

FrontView REIT Provides Second Quarter Investment Activity, Capital Markets Update and Update to Net Investment Guidance

Dallas, TX – FrontView REIT, Inc. (“FrontView” or the “Company”) today provided an update on second quarter investment activity, capital markets activity and revised net investment guidance.

“Our second quarter investment activity continues to highlight the quality and depth of the opportunities we are sourcing within the market,” said Steve Preston, Chairman and Chief Executive Officer.

“Year-to-date, we have acquired more than $92 million of properties, including over $58 million across 17 properties in the second quarter, and we are increasing our 2026 net investment guidance from $100 million to $110 million. In addition, we raised $50.5 million of new common equity during the quarter at a weighted average gross price of $19.50 per share, providing additional capacity to fund our external growth strategy through 2027 at our current acquisition pace.”

Quarter-to-date capital deployment:

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Acquired 17 properties for a purchase price of $58.2 million with a cash yield of 7.34%.
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Sold 10 properties for an aggregate $22.9 million, including 9 occupied properties with a cash yield of 7.12%.

Year-to-date capital deployment:

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Acquired 27 properties for a purchase price of $92.0 million with a cash yield of 7.40%.
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Sold 15 properties for an aggregate $32.5 million, including 11 occupied properties with a cash yield of 7.09%.

Capital markets update:

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During the second quarter, we sold 2,588,775 shares of common stock under the Company’s at-the-market equity offering program at a weighted average gross price of $19.50 per share, generating gross proceeds of approximately $50.5 million. Of the total shares sold, 898,983 shares were issued and settled during the quarter, and 1,689,792 shares were sold on a forward basis.
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As of quarter-end, the Company had $50.0 million of remaining capacity under its Series A Convertible Preferred Equity commitment and approximately $32.2 million of estimated net proceeds available under unsettled forward equity sale agreements, assuming full physical settlement.

Net investment guidance update:

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Increasing calendar year 2026 net investment guidance from $100.0 million to $110.0 million.

About FrontView REIT, Inc.

FrontView is an internally managed net-lease real estate investment trust (“REIT”) focused on acquiring, owning, and managing properties with frontage that are leased to a diversified tenant base. Our real estate investment strategy is centered around highly visible properties in prominent retail corridors with strong underlying real estate fundamentals. We target properties along high-traffic roads that offer strong consumer visibility and adaptable building formats capable of supporting various businesses over time.

As of March 31, 2026, FrontView owned a diversified portfolio of 309 direct frontage properties across 36 U.S. states, leased primarily to service and necessity-based tenants across 16 industries, including medical and dental providers, quick-service and casual dining restaurants, financial institutions, cellular retailers, automotive-related, fitness, and general retail, along with several other diversified industries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2026 net investment guidance, our ability to draw on the Convertible Perpetual Preferred security, to execute our business and acquisition strategies, or to complete the sale and disposition of our investment pipeline on favorable terms, if at all, involve known and unknown risks and uncertainties, which may cause the Company’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to fluctuations in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which the Company filed with the SEC on February 25, 2026, and which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Company Contact

investorrelations@frontviewreit.com